-----------------------------
                                                           OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number: 3235-0145
                                                   Expires:  December 31, 2005
                                                   Estimated average burden
                                                   hours per response. . . . .11
                                                   -----------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1


                           Salix Pharmaceuticals, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    795435106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  June 25, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)
                               Page 1 of 38 Pages
                         Exhibit Index Found on Page 35


-------------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          361,200
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     361,200
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            361,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 2 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          339,400
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     339,400
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            339,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 3 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [    ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          32,500
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     32,500
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            32,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 4 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

        EACH                         39,200
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     39,200
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            39,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 5 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          19,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     19,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            19,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 6 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          1,058,700
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,058,700
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,058,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                               Page 7 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
       OWNED BY             8        SHARED VOTING POWER

       EACH                          791,300
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     791,300
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            791,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 8 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 9 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 10 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
       OWNED BY             8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 11 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 12 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [    ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 13 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 14 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 15 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 16 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
     OWNED BY               8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 17 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
       OWNED BY             8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 18 of 38 Pages

                                       13D
===================
CUSIP No. 795435106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [   ]
                                                                  (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,850,000 Shares, which is 8.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
      NUMBER OF             7        SOLE VOTING POWER

 SHARES BENEFICIALLY                 -0-
                       --------------===========================================
      OWNED BY              8        SHARED VOTING POWER

       EACH                          1,850,000
                       --------------===========================================
REPORTING PERSON WITH                SOLE DISPOSITIVE POWER
                            9
                                     -0-
                       --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,850,000
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,850,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 19 of 38 Pages

         This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on June 11, 2003 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2.  Identity And Background
------   -----------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

              (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

              (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

              (iii)  Farallon  Capital   Institutional   Partners  II,  L.P.,  a
                     California limited partnership ("FCIP II"), with respect to the Shares held by it;

              (iv)   Farallon  Capital  Institutional   Partners  III,  L.P.,  a
                     Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; and

              (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

              (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

         The General Partner Of The Partnerships
         ---------------------------------------

              (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.


                              Page 20 of 38 Pages

         The Managing Members Of The General Partner And The Management Company
         ----------------------------------------------------------------------

              (viii) The following  persons who are managing members of both the
                     General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed
                     Accounts: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Derek C. Schrier ("Schrier"), Thomas
                     F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Fried, Landry, Mellin, Millham, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or


                              Page 21 of 38 Pages
mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.

         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3.  Source And Amount Of Funds And Other Consideration.
------   --------------------------------------------------

         Item 3 of the Schedule 13D is amended and supplemented by the following:

         The net investment cost (including commissions) for the Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

         Entity         Shares Acquired         Approximate Net Investment Cost
         ------         ---------------         -------------------------------
         FCP                99,500                     $ 1,094,886.00
         FCIP               93,200                     $ 1,024,410.00
         FCIP II             9,700                     $   108,307.00
         FCIP III           13,000                     $   145,348.00
         Tinicum             4,700                     $    52,488.00
         Managed
           Accounts        254,300                     $ 2,801,518.00

         The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum, at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time


                              Page 22 of 38 Pages
have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) The Partnerships
             ----------------

             (a),(b) The  information  set  forth  in Rows 7  through  13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 21,414,476 Shares outstanding as of April 25, 2003 as reported by the Company in its Proxy Statement filed with the Securities and Exchange Commission on May 23, 2003.

             (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships since the filing of the prior Schedule 13D are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

             (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

             (e)     Not applicable.

         (b) The Management Company
             ----------------------

             (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

             (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior
                     Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

             (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.



                              Page 23 of 38 Pages

             (e)     Not applicable.

         (c) The General Partner
             -------------------

             (a),(b) The  information  set  forth  in Rows 7  through  13 of the cover page hereto for the General Partner is incorporated herein by reference.

             (c)     None.

             (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

             (e)     Not applicable.

         (d) The Individual Reporting Persons
             --------------------------------

             (a),(b) The  information  set  forth  in Rows 7  through  13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

             (c)     None.

             (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

             (e)     Not applicable.

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.


                              Page 24 of 38 Pages

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

         There is filed  herewith as Exhibit 1 a written  agreement  relating to the filing of joint acquisition statements as required by Section 240.13d-1(f)(1) under the Securities Exchange Act of 1934, as amended. There is filed herewith as Exhibit 2 a Power of Attorney granted by Chun R. Ding appointing certain of the Individual Reporting Persons his agent and attorney-in-fact with respect to the filing of Section 13 filings, as more fully described in such Power of Attorney. There is filed herewith as Exhibit 3 a Power of Attorney granted by Derek C. Schrier appointing certain of the Individual Reporting Persons his agent and attorney-in-fact with respect to the filing of Section 13 filings, as more fully described in such Power of Attorney.





                              Page 25 of 38 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 2, 2003


                       /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                   By Joseph F. Downes,
                   Managing Member


                      /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member


                      /s/ Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact
                   for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                   and Mark C. Wehrly.


         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this
Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person



                              Page 26 of 38 Pages
with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13G on his behalf are filed as Exhibits 2 and 3 to this Schedule 13D and incorporated.


                              Page 27 of 38 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

         Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the
         Schedule 13D that is not already disclosed in the Schedule 13D.



                              Page 28 of 38 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                    NO. OF SHARES
                                    PURCHASED (P)                      PRICE
             TRADE DATE              OR SOLD (S)                    PER SHARE($)
            ------------           ---------------                 -------------


             6/11/2003              2,300   (P)                        11.89
             6/12/2003              3,000   (P)                        11.94
             6/13/2003             10,200   (P)                        11.69
             6/19/2003              4,600   (P)                        11.49
             6/20/2003              5,700   (P)                        11.18
             6/23/2003             15,800   (P)                        11.22
             6/24/2003              2,100   (P)                        11.23
             6/25/2003              7,200   (P)                        10.91
             6/26/2003              6,700   (P)                        10.90
             6/27/2003             17,000   (P)                        10.87
             6/30/2003              5,800   (P)                        10.41
             6/30/2003             10,300   (P)                        10.48
             7/1/2003               8,800   (P)                        10.26






                              Page 29 of 38 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                    NO. OF SHARES
                                    PURCHASED (P)                      PRICE
             TRADE DATE              OR SOLD (S)                    PER SHARE($)
            ------------           ---------------                 -------------


             6/11/2003              2,100   (P)                        11.89
             6/12/2003              2,800   (P)                        11.94
             6/13/2003              9,100   (P)                        11.69
             6/19/2003              4,200   (P)                        11.49
             6/20/2003              5,300   (P)                        11.18
             6/23/2003             14,400   (P)                        11.22
             6/24/2003              1,900   (P)                        11.23
             6/25/2003              6,600   (P)                        10.91
             6/26/2003              6,000   (P)                        10.90
             6/27/2003             16,600   (P)                        10.87
             6/30/2003              5,600   (P)                        10.41
             6/30/2003              9,900   (P)                        10.48
             7/1/2003               8,700   (P)                        10.26




                              Page 30 of 38 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                    NO. OF SHARES
                                    PURCHASED (P)                      PRICE
             TRADE DATE              OR SOLD (S)                    PER SHARE($)
            ------------           ---------------                 -------------


             6/11/2003                200   (P)                        11.90
             6/12/2003                300   (P)                        11.94
             6/13/2003              1,000   (P)                        11.69
             6/19/2003                400   (P)                        11.49
             6/20/2003                600   (P)                        11.18
             6/23/2003              1,500   (P)                        11.22
             6/24/2003                200   (P)                        11.24
             6/25/2003                800   (P)                        10.91
             6/26/2003                700   (P)                        10.90
             6/27/2003              1,600   (P)                        11.87
             6/30/2003                500   (P)                        10.41
             6/30/2003              1,000   (P)                        10.48
             7/1/2003                 900   (P)                        10.26





                              Page 31 of 38 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                    NO. OF SHARES
                                    PURCHASED (P)                      PRICE
             TRADE DATE              OR SOLD (S)                    PER SHARE($)
            ------------           ---------------                 -------------


             6/11/2003                300   (P)                        11.89
             6/12/2003                400   (P)                        11.94
             6/13/2003              1,300   (P)                        11.69
             6/19/2003                600   (P)                        11.49
             6/20/2003                800   (P)                        11.18
             6/23/2003              2,100   (P)                        11.22
             6/24/2003                300   (P)                        11.23
             6/25/2003              1,000   (P)                        10.91
             6/26/2003                900   (P)                        10.90
             6/27/2003              2,200   (P)                        11.87
             6/30/2003                700   (P)                        10.41
             6/30/2003              1,300   (P)                        10.48
             7/1/2003               1,100   (P)                        10.26






                              Page 32 of 38 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                    NO. OF SHARES
                                    PURCHASED (P)                      PRICE
             TRADE DATE              OR SOLD (S)                    PER SHARE($)
            ------------           ---------------                 -------------


             6/11/2003                100   (P)                        11.89
             6/12/2003                100   (P)                        11.94
             6/13/2003                500   (P)                        11.69
             6/19/2003                200   (P)                        11.49
             6/20/2003                300   (P)                        11.18
             6/23/2003                800   (P)                        11.23
             6/24/2003                100   (P)                        11.23
             6/25/2003                300   (P)                        10.91
             6/26/2003                300   (P)                        10.90
             6/27/2003                800   (P)                        11.87
             6/30/2003                300   (P)                        10.41
             6/30/2003                500   (P)                        10.48
             7/1/2003                 400   (P)                        10.26





                              Page 33 of 38 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                    NO. OF SHARES
                                    PURCHASED (P)                      PRICE
             TRADE DATE              OR SOLD (S)                    PER SHARE($)
            ------------           ---------------                 -------------


             6/11/2003              6,072   (P)                        11.89
             6/12/2003              7,510   (P)                        11.94
             6/13/2003             25,718   (P)                        11.69
             6/19/2003             11,940   (P)                        11.49
             6/20/2003             14,460   (P)                        11.18
             6/23/2003             39,100   (P)                        11.22
             6/24/2003              5,200   (P)                        11.24
             6/25/2003             18,200   (P)                        10.91
             6/26/2003             16,700   (P)                        10.90
             6/27/2003             40,353   (P)                        10.87
             6/30/2003             13,700   (P)                        10.41
             6/30/2003             24,600   (P)                        10.48
             7/1/2003              22,247   (P)                        10.26




             6/11/2003                200   (P)                        11.90
             6/12/2003                300   (P)                        11.94
             6/13/2003                900   (P)                        11.69
             6/19/2003                400   (P)                        11.49
             6/20/2003                500   (P)                        11.18
             6/23/2003              1,300   (P)                        11.22
             6/24/2003                200   (P)                        11.24
             6/25/2003                600   (P)                        10.91
             6/26/2003                600   (P)                        10.90
             6/27/2003              1,400   (P)                        11.87
             6/30/2003                500   (P)                        10.41
             6/30/2003                800   (P)                        10.48
             7/1/2003                 800   (P)                        10.26




                              Page 34 of 38 Pages

                                  EXHIBIT INDEX



EXHIBIT 1                          Joint Acquisition Statement Pursuant
                                   to Section 240.13D-(f)(1)

EXHIBIT 2                          Power of Attorney granted by Chun R. Ding

EXHIBIT 3                          Power of Attorney granted by Derek C. Schrier
















                              Page 35 of 38 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  July 2, 2003


                     /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                   By Joseph F. Downes,
                   Managing Member


                     /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member


                     /s/ Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact
                   for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                   and Mark C. Wehrly.



                              Page 36 of 38 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

     The undersigned hereby appoints each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any
Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: June 27, 2003

                                             By:  /s/ Chun R. Ding
                                                ----------------------
                                                  Name: Chun R. Ding








                              Page 37 of 38 Pages

                                                                       EXHIBIT 3
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

     The undersigned hereby appoints each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any
Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Joseph F. Downes, Monica R. Landry, Thomas S. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: June 30, 2003

                                             By:  /s/ Derek C. Schrier
                                                ------------------------
                                                  Name: Derek C. Shrier






                              Page 38 of 38 Pages